                                ANALOG AGREEMENT

         This Analog Agreement (the "Agreement") dated as of August 6, 2001 (the "Effective Date"), is entered into by and between CHILDREN'S MEDICAL CENTER CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts 02115, U.S.A. (hereinafter referred to as "CMCC"), and ENTREMED, INC., a corporation duly organized under the laws of Delaware and having its principal office at 9640 Medical Center Drive, Rockville, MD 20850 (hereinafter referred to as "ENTREMED").

                                   WITNESSETH

         WHEREAS, CMCC is the owner of certain "Patent Rights" (as later defined herein), and has the right to grant licenses under said Patent Rights;

         WHEREAS, the Patent Rights were originally licensed by CMCC to ENTREMED pursuant to that certain License Agreement made and entered into May 26, 1994, by and between CMCC and ENTREMED, as amended on August 23, 1995, December 2, 1997, December 3, 1998 and September 24, 1999 (as so amended, the "Original License Agreement");

         WHEREAS, ENTREMED sublicensed the Patent Rights relating to Thalidomide to Celgene Corporation, a corporation duly organized under the laws of Delaware and having its principal office at 6 Powder Horn Drive, Warren, New Jersey 07059 ("CELGENE"), pursuant to that certain Agreement dated as of December 9, 1998 by and between ENTREMED and CELGENE (the "Celgene Agreement");

         WHEREAS, pursuant to that certain Purchase Agreement dated as of June 15, 2001 (the "Purchase Agreement") by and between ENTREMED and Bioventure Investments kft, a company organized under the laws of Hungary ("BIOVENTURE"), ENTREMED has agreed to sell, transfer and assign to BIOVENTURE all of its right, title and interest relating to the Net Celgene Payments, as defined in the Purchase Agreement, under the Celgene Agreement;

         WHEREAS, the Original License Agreement will be terminated, and CMCC and ENTREMED will enter into this Agreement, pursuant to which CMCC will grant a license to ENTREMED to the Patent Rights for use in the Non-Thalidomide Field (as defined below).

[*] = CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

         WHEREAS, CMCC desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder;

         WHEREAS, CMCC has consented to the Purchase Agreement pursuant to the CMCC Acknowledgment and Consent (the "CMCC Consent");

         WHEREAS, ENTREMED desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

         For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 "LICENSEE" shall mean ENTREMED and any Subsidiary or joint venture of ENTREMED.

1.2 "Sublicensee" shall mean any corporation, partnership or business organization which is not controlled directly or indirectly by LICENSEE but to whom LICENSEE transfers know-how, rights or products to enable said party to sell Licensed Products and/or Licensed Processes.

1.3 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by ENTREMED.

1.4 "Patent Rights" shall mean all of the following CMCC intellectual property:


         1.4.1 United States and foreign patents and/or patent applications listed in Appendix A;

         1.4.2 United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications;

         1.4.3 Claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter that is described in the U.S. and foreign applications listed in Appendix A in a manner that meets the requirements of 35 U.S.C. Section 112;

         1.4.4 Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to subject matter that is described in the United States patent and/or patent applications listed in Appendix A in a manner that meets the requirements of 35 U.S.C. Section 112; and

         1.4.5 Any reissues of United States patents described in Sections 1.4.1, 1.4.2 and 1.4.3 above.

1.5 A "Licensed Product" shall mean any product or part thereof which does not contain Thalidomide, alone or in combination, and which:

         1.5.1 Is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Product is made, used, or sold;

         1.5.2 Is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which the Licensed Product is used or sold.

1.6 A "Licensed Process" shall mean any process with application solely in the Non-Thalidomide Field and which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.7 "Net Sales" shall mean the gross amount invoiced for all sales of Licensed Products by LICENSEE or its Sublicensees or for any practice of the Licensed Processes by LICENSEE or its Sublicensees less:

         1.7.1 trade, quantity and cash discounts, allowed, incurred or actually taken;

         1.7.2 sales taxes directly related to the sale to the extent included in the gross invoice price;

         1.7.3 the portion of freight, postage and shipping insurance expenses paid by LICENSEE;

         1.7.4 value added tax, sales or turnover tax, or excise taxes or duties which are included in said invoiced amount;

         1.7.5 rebates accrued, incurred or paid to Federal Medicaid or State Medicare and amounts exactly repaid or credited by reason of rejections or the return of Licensed Products (due to recalls, dating or other reasons) and retroactive deductions; and

         1.7.6 cost of export licenses and any taxes, fees or other charges associated with the exportation or importation of Licensed Products.

         1.7.7 No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for the cost of collections.

         1.7.8 Licensed Products shall be considered "sold" when billed out or invoiced.

1.8 "New Thalidomide Agreement" shall mean that certain Agreement of even date herewith by and among CMCC, BIOVENTURE, CELGENE, and, for limited purposes thereof, LICENSEE.

1.9 "Non-Thalidomide Field" shall mean the use of any compound other than Thalidomide, alone or in combination, in humans or animals, including without limitation any and all diagnostic, prophylactic, therapeutic, and research and development uses.

1.10 "Thalidomide" shall mean a compound with the chemical structure described as 2-(2,6-Dioxo-3-piperidinyl)-1H-isoindole-1,3(2H)-dione, or as otherwise defined in the Merck Index, entry 9390, 12th ed., and pharmaceutically acceptable salts thereof.

                         ARTICLE II - GRANT OF LICENSE

2.1 CMCC hereby grants to LICENSEE an exclusive worldwide right and license in the Non-Thalidomide Field, subject to the provisions of Articles 2.3 and 2.9 herein, to make, have made, use, lease, and sell the Licensed Products and to practice the Licensed Processes under the Patent Rights. CMCC shall retain a royalty-free, nonexclusive, irrevocable license to practice the Patent Rights for research purposes only.

2.2 LICENSEE agrees that it will use its best efforts to manufacture substantially in the United States the Licensed Products leased or sold in the United States.

2.3 The license granted in Article 2.1 is subject to a reserved nonexclusive right in CMCC to license the Patent Rights, including Licensed Products and Licensed Processes, to non-profit, non-commercial institutions for research purposes only. CMCC agrees to notify ENTREMED in writing of any such license grant. Subject only to this Article 2.3 and Article 2.9 herein, CMCC hereby agrees that it shall not grant any other licenses, to make, have made, use, lease and/or sell Licensed Products or to utilize Licensed Processes during the period of time in which this Agreement is in effect.

2.4 LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges, and licenses granted hereunder. Such sublicenses will expire upon the expiration of LICENSEE's rights granted herein except as provided in Section 13.7.

2.5 LICENSEE agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II, V, VII, VIII, IX, X, XII, XIII, and XV of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of such Articles to sublicense agreements. Further, LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the event or date upon which LICENSEE'S exclusive rights, privileges and license hereunder shall terminate.

2.6 LICENSEE agrees to forward to CMCC a copy of any and all fully executed sublicense agreements, and further agrees to forward to CMCC annually a copy of such reports received by LICENSEE from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.7 LICENSEE shall not receive from Sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, without the express prior written permission of CMCC.

2.8 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof. Without limiting the generality of the foregoing, LICENSEE may not use the Patent Rights outside the Non-Thalidomide Field. Any use by LICENSEE of the Patent Rights outside the Non-Thalidomide Field shall constitute a breach of this Agreement and grounds for termination of this Agreement.

2.9 The license granted in Article 2.1 is subject to, and expressly limited by, any rights the United States government may have pursuant to Public Laws 96-517 and 98-620.

                          ARTICLE III - DUE DILIGENCE

3.1 LICENSEE shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights. CMCC agrees that LICENSEE shall have complete control over all regulatory submissions of Licensed Products to the appropriate regulatory agencies worldwide. For each Licensed Product which LICENSEE intends to commercialize, LICENSEE shall provide CMCC with written notice of LICENSEE's interest in such commercialization (each such notice, a "Notice of Intent to Commercialize" and the date of each such notice, a "Product Notice Date"). LICENSEE shall provide CMCC with a Notice of Intent to Commercialize the first Licensed Product ("First Licensed Product") upon the Effective Date. Due diligence shall be demonstrated by LICENSEE or its Sublicensee attaining the following milestones for each Licensed Product:

         3.1.1 within * of the applicable Product Notice Date, the filing of an IND (Investigational New Drug application) in the U.S. for such Licensed Product;

         3.1.2 within * of the applicable Product Notice Date, the initiation of Phase II trials of such Licensed Product;

         3.1.3 within * of the applicable Product Notice Date, the initiation of Phase III trials of such Licensed Product; and

         3.1.4 within * of the applicable Product Notice Date, the submission of an NDA (New Drug Application) or similar application to gain regulatory approval for the marketing of such Licensed Product.

3.2 LICENSEE acknowledges that the primary objective of CMCC with respect to the Licenses granted hereby is to promote the development and marketing of Licensed Products and Licensed Processes for the public good. To this end, CMCC shall have the right to terminate this Agreement pursuant to Section 13.4 if LICENSEE fails to attain any of the above milestones with respect to the First Licensed Product or if it suspends diligence in meeting any of the above milestones for more than three (3) months with respect to the First Licensed Product because of business circumstances such as lack of funds, merger acquisition, or the like ("Business Circumstances"). CMCC shall have the right to terminate this Agreement pursuant to Section 13.4 with respect to one or more Licensed Products except the First Licensed Product ("Other Licensed Product(s)"), if LICENSEE fails to attain any of the above milestones with respect to such Other Licensed Product(s) or if it suspends its diligence in meeting of any of the above milestones for more than three (3) months with respect to such Other Licensed Product(s) because of Business Circumstances. In the event of any such termination, LICENSEE shall grant to CMCC, to the extent not prohibited by the United States government or by prior contractual obligations to any third party, solely to the extent necessary to permit CMCC to exercise its rights under such terminated Patent Rights, immunity from suit for any causes of action LICENSEE may have arising out of or in connection with any intellectual property controlled by LICENSEE. However, if LICENSEE can demonstrate to the satisfaction of CMCC, at CMCC's sole discretion, that circumstances beyond LICENSEE's control precluded LICENSEE from fulfilling its diligence obligations with respect to the First Licensed Product or an Other Licensed Product, and that it is unlikely that any third party could overcome these circumstances better than LICENSEE, then CMCC shall not exercise its termination rights under this Section for one (1) year from the date on which CMCC gives notice of termination and, if LICENSEE reestablishes diligence towards it objectives during such one year period, any prior lack of diligence will be deemed cured with respect to the First Licensed Product or such Other Licensed Product(s), as applicable.

3.3 If (a) CMCC provides LICENSEE with written notice of research results that CMCC believes reasonably indicate that a compound covered under the Patent Rights has commercial potential but for which compound LICENSEE has not yet submitted to CMCC a Notice of Intent to Commercialize ("Compound Notice");

         or (b) CMCC provides written notice to LICENSEE of a third party having approached CMCC seeking a right to commercialize any compound covered under the Patent Rights for which LICENSEE has not yet submitted to CMCC a Notice of Intent to Commercialize ("Sublicensee Notice"), then LICENSEE must within ninety (90) days after receipt of such notice either submit to CMCC a Notice of Intent to Commercialize with respect to such compound and comply with the obligations of Sections 3.1 and 3.2, or identify and enter into a sublicensing arrangement with a sublicensee to commercialize such compound. If LICENSEE does not submit a Notice of Intent to Commercialize to CMCC or fails to identify and enter into a sublicensing arrangement with such a sublicensee candidate as required above, CMCC shall have the right to terminate this Agreement pursuant to Section 13.4 with respect to such compound. In the event of such termination, LICENSEE shall grant to CMCC, to the extent not prohibited by the United States government or by prior contractual obligations to any third party, solely to the extent necessary to permit CMCC to exercise its rights under such terminated Patent Rights, immunity from suit for any causes of action LICENSEE may have arising out of or in connection with any intellectual property controlled by LICENSEE.

                      ARTICLE IV - PAYMENTS AND ROYALTIES

4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to CMCC in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided, whether the milestones are achieved under the sponsorship of CMCC, LICENSEE or a Sublicensee, the following milestone payments totaling $1,500,000 (one million and five hundred thousand dollars) for each Licensed Product:

         4.1.1 $* (* dollars) due * the applicable Product Notice Date for such Licensed Product;

         4.1.2 $* (* dollars) due *submission of the first Phase I/II IND (Investigational New Drug application) for any indication for such Licensed Product;

         4.1.3 $* (* dollars) due * completion of a Phase II clinical trials for any indication for such Licensed Product; and

         4.1.4 $* (* dollars) due * submission of a PLA (Product License Application) or an NDA (New Drug Application) for any indication for such Licensed Product.

4.2 LICENSEE shall pay to CMCC a royalty based on the Net Sales with respect to the Licensed Products or Licensed Processes used, leased or sold by LICENSEE, which said royalty shall be *% (* percent), or such lower rate as may be agreed upon in writing by the parties, of such Net Sales.

4.3 Where sublicenses have been granted, or strategic partnerships entered into, LICENSEE shall pay to CMCC *% (* percent) of any and all sublicensing payments, or such lower percentage as may be agreed upon in writing by the parties. Sublicensing payments are defined as any and all payments made to LICENSEE by the Sublicensee or strategic partner except for payments to support research and development conducted by LICENSEE, for purchases of equity, for payments for goods and services or for royalties based on the Net Sales with respect to the Licensed Product or Licensed Process. LICENSEE shall pay to CMCC *% of the royalty income paid to LICENSEE up to $* of cumulative Net Sales with respect to the Licensed Product or Licensed Process. After $* of cumulative Net Sales, LICENSEE shall pay to CMCC *% of royalty income to LICENSEE from the Sublicensee with a minimum payment of *% of Net Sales for sales of the Licensed Product made or the practice of the Licensed Process by the Sublicensee. If the royalty rate paid by the Sublicensee is reduced because of third party, non-infringing sales of a Thalidomide analog, the minimum payment of at least *% of Net Sales of the Licensed Product will be reduced proportional to the reduction of the royalty rate paid to LICENSEE by the Sublicensee. Milestone payments from LICENSEE to CMCC shall be credited against CMCC's share of milestone payments made to LICENSEE by Sublicensee.

4.4      [Intentionally Omitted.]

4.5 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale, are or shall be covered by more than one of the Patent Rights licensed under this Agreement.

4.6 Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Fleet Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE V - REPORTS AND RECORDS

5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to CMCC hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of CMCC or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. CMCC can request auditing of said books and supporting data no more than once each calendar year.

5.2 LICENSEE, within thirty (30) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to CMCC true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

         5.2.1    Number of Licensed Products manufactured and sold.

         5.2.2 Total billings for Licensed Products sold and Licensed Processes practiced.

         5.2.3 Accounting for all Licensed Products used or sold and Licensed Processes practiced.

         5.2.4    Deductions applicable as provided in Section 1.7.

         5.2.5    Total royalties due.

         5.2.6    Names and addresses of all Sublicensees of LICENSEE.

5.3 With each such report submitted, LICENSEE shall pay to CMCC the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report. On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide CMCC with LICENSEE's certified financial statements for the preceding fiscal-year including at a minimum, a Balance Sheet and an Operating Statement.

5.4 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect at the Fleet Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

                        ARTICLE VI - PATENT PROSECUTION

         The rights and obligations of the parties with respect to the prosecution of the Patent Rights during the term of this Agreement shall be governed by the applicable provisions of Section 7 of the New Thalidomide Agreement, and such provisions of Section 7 shall survive and remain in effect during the term of this Agreement with respect to the parties' rights to the Patent Rights after a termination of the New Thalidomide Agreement prior to termination or expiration of this Agreement.


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


                           ARTICLE VII - INFRINGEMENT

         The rights and obligations of the parties with respect to infringement of the Patent Rights during the term of this Agreement shall be governed by the applicable provisions of Section 7 of the New Thalidomide Agreement, and such provisions of Section 7 shall survive and remain in effect during the term of this Agreement with respect to the parties' rights to the Patent Rights after a termination of the New Thalidomide Agreement prior to termination or expiration of this Agreement.

        ARTICLE VIII - INDEMNIFICATION, PRODUCT LIABILITY AND INSURANCE

8.1      Indemnification

         8.1.1 LICENSEE shall indemnify, defend and hold harmless CMCC and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

         8.1.2 LICENSEE's indemnification under Section 8.1.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

         8.1.3 LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         8.1.4 This Section 8.1 shall survive expiration or termination of this Agreement.

8.2      Insurance

         8.2.1 Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a Sublicensee or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under Section 8.1. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this
                  Section 8.2 shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under
                  Section 8.1.

         8.2.2 LICENSEE shall provide CMCC with written evidence of such insurance upon request of CMCC. LICENSEE shall provide CMCC with written notice at lease fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CMCC shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

         8.2.3 LICENSEE shall maintain such comprehensive general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a Sublicensee or agent of LICENSEE and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

         8.2.4 This Section 8.2 shall survive expiration or termination of this Agreement.

                          ARTICLE IX - EXPORT CONTROLS

It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979) and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE X - NON-USE OF NAMES

LICENSEE shall not use the names of the Children's Medical Center Corporation nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from CMCC in each case except that LICENSEE may state that it is licensed by CMCC under one or more of the patents and/or applications comprising the Patent Rights, and LICENSEE may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws.

                            ARTICLE XI - ASSIGNMENT

Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, inheritance, purchase, foreclosure, or by any other method, shall hold such interest subject to all the terms and provisions of this Agreement; provided however that LICENSEE shall not assign or transfer the whole or any part of this Agreement or its rights hereunder without the express written agreement of CMCC which agreement shall not be unreasonably withheld except that LICENSEE may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another organization.

                           ARTICLE XII - ARBITRATION

12.1 Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts, under patent arbitration rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes CMCC and LICENSEE each hereby irrevocably consents and submits.

12.2 Notwithstanding the foregoing, nothing in this Article shall be construed (i) to waive any rights or timely performance of any obligations existing under this Agreement or (ii) to apply to the provisions of Section 7.3 (Infringement Actions) (other than the fourth sentence of Section 7.3(a)) or Section 7.4 (Declaratory Judgment Actions) of the New Thalidomide Agreement.

                      ARTICLE XIII - TERM AND TERMINATION

13.1 Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights.

13.2 Pursuant to Section 8.2.2, or if LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by CMCC.

13.3 Should LICENSEE fail to pay CMCC royalties due and payable hereunder, CMCC shall have the right to terminate this Agreement on sixty (60) days' notice, unless LICENSEE shall pay CMCC within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

13.4 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Sections 13.2 and 13.3, which shall always take precedence in that order over any material breach or default referred to in this Section 13.4, CMCC shall have the right to terminate this Agreement (or, in the case of a breach with respect to Other Licensed Products and/or compounds as set forth in Sections 3.2 and 3.3, respectively, terminate the Agreement with respect to such Other Licensed Products and/or compounds) and the rights, privileges and license granted hereunder by ninety (90) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety
         (90) day period.

13.5 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to CMCC, and upon payment of all amounts due CMCC through the effective date of termination.

13.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any Sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to CMCC the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

13.7 CMCC agrees that if LICENSEE has provided to CMCC notice that LICENSEE has granted a sublicense to a Sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason, CMCC shall provide to such Sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by LICENSEE to CMCC in LICENSEE's notice to CMCC under Article XIV.

         CMCC agrees that upon the Sublicensee's notice as described below and provided the Sublicensee is not in breach of its sublicense, CMCC shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the sublicense shall have granted to said Sublicensee; provided that the Sublicensee shall remain a Sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicensees shall during said sixty (60) day period provide to CMCC notice wherein the
         Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge directly all pertinent obligations of LICENSEE which LICENSEE is obligated hereunder to discharge, excluding any financial obligations; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its obligations set forth in this Agreement with regard to LICENSEE.

13.8 The following provisions shall survive the expiration or termination of this Agreement: Article I, Sections 5.1 and 5.4, Articles VIII, X and XII, Sections 13.6, 13.7, 13.8 and 13.9, and Articles XIV and XV.

13.9 Termination shall be in addition to, and shall not prejudice, any of the parties' remedies at law or in equity.

           ARTICLE XIV - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of the mailing if sent to a party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:



In the case of CMCC:
Chief Intellectual Property Officer
Intellectual Property Office
CHILDREN'S HOSPITAL BOSTON
300 Longwood Avenue
Boston, MA 02115
Fax: (617) 232-7485

With a copy to:
Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Steven D. Singer, Esq.
Fax: (617) 526-5000

In the case of LICENSEE:
Chief Executive Officer
ENTREMED, INC.
9640 Medical Center Drive, Suite 200
Rockville, MD 20850
Fax: (302) 217-9594

With a copy to:
Kilpatrick Stockton LLP
37th Floor
191 Peachtree Street
Atlanta, GA 30303
Attn: James Dean Johnson, Ph.D.
Fax: 404-949-2499



                     ARTICLE XV - MISCELLANEOUS PROVISIONS

15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. excluding its conflicts of laws provisions, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 The parties hereto acknowledge that this Agreement, the CMCC Consent and the applicable provisions of Section 7 of the New Thalidomide Agreement set forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.



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                                      -16-

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.



CHILDREN'S MEDICAL CENTER CORPORATION



By       /s/ Stuart J. Novick
         --------------------------------------------
Name         Stuart J. Novick
         --------------------------------------------
Title        S.R. V.P. / General Counsel
         --------------------------------------------
Date
         --------------------------------------------



ENTREMED, INC.



By       /s/ John W. Holaday
         --------------------------------------------
Name         John W. Holaday
         --------------------------------------------
Title        CHM & CEO
         --------------------------------------------
Date         July 28, 2001
         --------------------------------------------












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